 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998

                                                REGISTRATION NO. 333-63591

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 1 TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                              DANAHER CORPORATION
            (Exact name of Registrant as specified in its charter)

               Delaware                                 59-1995548
    (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)                Identification Number)

                                ---------------

                            1250 24TH STREET, N.W.
                            WASHINGTON, D.C. 20037
                                (202) 828-0850
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               GEORGE M. SHERMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              DANAHER CORPORATION
                            1250 24TH STREET, N.W.
                            WASHINGTON, D.C. 20037
                                (202) 828-0850
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

     GEORGE P. STAMAS                            MARC D. BASSEWITZ
     WILMER, CUTLER & PICKERING                  LATHAM & WATKINS
     2445 M STREET, N.W.                         SEARS TOWER, SUITE 5800
     WASHINGTON, D.C. 20037                      233 SOUTH WACKER DRIVE
     (202) 663-6000                              CHICAGO, IL 60606
                                                 (312) 876-7700

                                ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ---------------


 THE REGISTRANT  HEREBY AMENDS  THIS REGISTRATION  STATEMENT ON  SUCH DATE  OR
  DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE  REGISTRANT
   SHALL FILE  A  FURTHER  AMENDMENT WHICH  SPECIFICALLY  STATES  THAT  THIS
    REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN  ACCORDANCE
     WITH SECTION  8(A)  OF  THE  SECURITIES ACT  OF  1933  OR  UNTIL  THE
      REGISTRATION STATEMENT SHALL BECOME EFFECTIVE  ON SUCH DATE AS  THE
       SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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


               SUBJECT TO COMPLETION, DATED OCTOBER 16, 1998
PROSPECTUS

                               $200,000,000

                              DANAHER CORPORATION

                            % NOTES DUE 2008


                                   --------

  The      % Notes due 2008 (the "Offered Securities") will mature on       ,
2008. Interest on the Offered Securities will be payable semi-annually in
arrears on        and        of each year, commencing       . See "Description
of the Offered Securities." The Offered Securities are being offered by Danaher Corporation (the "Company").

  The Offered Securities will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other senior unsecured obligations of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company.

  The Offered Securities will be redeemable prior to maturity, as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (a) 100% of the principal amount to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the redemption date on a semi-annual basis at
the Treasury Rate (as hereinafter defined) plus    basis points, together with
accrued interest on the principal amount being redeemed to the redemption date.

  The Offered Securities will be represented by one or more global securities ("Global Securities") registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in such certificates will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in the certificates representing the Offered Securities will be entitled to physical delivery of Offered Securities in certificated form in the amount of their respective beneficial interests only under the limited circumstances described herein. See "Description of the Offered Securities."

                                   --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      PRICE TO  UNDERWRITING  PROCEEDS TO
                      PUBLIC(1) DISCOUNT(2)  COMPANY(1)(3)
----------------------------------------------------------
Per Offered Security       %          %             %
----------------------------------------------------------
Total(3)               $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  (1)  Plus accrued interest, if any, from to date of delivery.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
  (3)  Before deducting expenses estimated at $ payable by the Company.

                                   --------

  The Offered Securities are being offered by Salomon Smith Barney Inc., Chase Securities Inc., First Chicago Capital Markets, Inc. and Lehman Brothers Inc. (collectively, the "Underwriters"), subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of Global Securities representing the Offered Securities will be made at the offices of Salomon Smith Barney Inc. at Seven World Trade Center, New York, New York, or
through the facilities of DTC on or about    , 1998 against payment therefor in
immediately available funds.

SALOMON SMITH BARNEY

           CHASE SECURITIES INC.

                    FIRST CHICAGO CAPITAL MARKETS, INC.

                                                                LEHMAN BROTHERS
      , 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE
SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING BY ENTERING STABILIZING BIDS, PURCHASING OFFERED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at regional public reference facilities maintained by the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, subsequent to the date when such registrants began filing documents electronically with the SEC. The address of the SEC's site is http://www.sec.gov. The Company's common stock is listed for trading on the New York Stock Exchange ("NYSE") and the Pacific Exchange ("PCX"). Such reports, proxy statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the PCX, 115 Sansone Street, Suite 1104, San Francisco, California 94104.

  This Prospectus forms a part of the Company's Registration Statement ("Registration Statement") filed with the SEC on Form S-3 (Registration Statement No. 333-63591) under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted from this Prospectus in accordance with the rules and regulations of the SEC. The Registration Statement may be inspected and copied at the SEC's offices listed above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC (File No. 1-8089) are hereby incorporated by reference into this Prospectus:

  (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  (ii)The Company's Quarterly Reports on Form 10-Q for the quarters ended March 27, 1998, June 26, 1998 and September 25, 1998; and

  (iii) The Company's Current Reports on Form 8-K dated March 9, 1998 and July 9, 1998 (as amended by Form 8-K/A filed with the SEC on October 16, 1998).

  All reports and other documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will furnish without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents specifically incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests should be addressed to: Danaher Corporation, 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037, Attention: Controller, telephone number (202) 828-0850.

                                  THE COMPANY

OVERVIEW

  Danaher Corporation (the "Company" or "Danaher") designs, manufacturers and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two principal businesses:
Process/Environmental Controls and Tools and Components. The Process/Environmental Controls segment is a leading producer of leak detection systems for underground fuel storage tanks, compact professional electronic test tools and motion, position, speed, temperature, pressure, level, flow, particulate and power reliability and quality control and safety devices. In its Tools and Components segment, Danaher is a leading producer and distributor of general purpose mechanics' hand tools and automotive specialty tools, as well as tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, precision socket screws, fasteners and miniature precision parts. With the recent acquisitions of Pacific Scientific Company ("Pacific Scientific") and Fluke Corporation ("Fluke"), on a pro forma basis for the year ended 1997, the Process/Environmental Controls segment comprises approximately 57.4% of 1997 net sales. See "Recent Developments." Danaher's objective is to maintain its market leadership positions, while continuing to improve financial performance through organic growth, international expansion and selective acquisitions. The Company's principal executive offices are located at 1240 24th Street, N.W., Suite 800, Washington, D.C. 20037. Its telephone number is (202) 828-0850.

PROCESS/ENVIRONMENTAL CONTROLS

  The Process/Environmental Controls segment includes the Veeder-Root Company, Danaher Controls, Partlow, Anderson Instruments, West Instruments, QualiTROL Corporation, A.L. Hyde Company, Hengstler, American Sigma, the controls product line business units of Joslyn Corporation, Namco Controls, Dolan-Jenner, M&M Precision Systems, TxPort, Inc., Communications Technology Corporation, Current Technology, Inc., Dr. Bruno Lange GmbH and Gems Sensors, Inc. In addition, on March 9, 1998, Pacific Scientific's, and on July 9, 1998, Fluke's businesses were added to this segment. See "Recent Developments." The companies in this segment produce and sell underground storage tank leak detection systems, compact professional electronic test tools, temperature, level, speed, motion and position sensing devices, power switches and controls, communication line products, power protection products, liquid flow measuring and particulate measuring devices, telecommunication products, aviation safety products, quality assurance products and systems and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users.

  Danaher's strategy in the Process/Environmental Controls segment is to concentrate on the rapid expansion of its environmental controls product line, including the Veeder-Root storage leak detection systems business. The Company believes that Veeder-Root is the premier manufacturer of state-of-the-art tank measuring and leak detection systems for underground fuel storage tanks, and, accordingly, is uniquely positioned to respond to the demand for these products fueled by environmental regulations.

  The Company is also expanding its other offerings in the environmental controls product line to encompass applications related to markets other than petroleum storage and to address nonregulatory business requirements. This expansion program includes both internally developed new product offerings as well as selective product line acquisitions.

  In its instruments and controls product line, Danaher's strategy is to continue enhancing its global controls and instrument position by both new product development and complimentary acquisitions. The companies within the instrument group have significant synergies in both product offerings and channels of distribution. Danaher's plan is to leverage these synergies in product design, engineering and manufacturing and product marketing.

TOOLS AND COMPONENTS

  The Tools and Components segment is comprised of the Danaher Hand Tool Group (including Special Markets, Professional Tools and Asian Tools divisions), Matco Tools, Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle System, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company. This segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners and high quality miniature precision parts.

  In Tools and Components, the Company is the principal manufacturer of Sears, Roebuck and Co.'s Craftsman(R) line, National Automotive Parts Association (NAPA(R)) line, K-D(R) Automotive line and the Matco(R), Armstrong(R) and Allen(TM) lines of mechanics' hand tools. The Company also manufactures Allen(TM) wrenches, Jacobs(R) drill chucks and diesel engine retarders, Delta(R) storage containers and Coats(R) and Ammco(R) wheel service equipment.

  The Company's business strategy in the Tools and Components segment is focused on increasing sales to existing customers, broadening channels of distribution, development of new products, geographic expansion and achieving production efficiencies and enhanced quality and customer service through "Just-In-Time" and related manufacturing techniques.

DANAHER BUSINESS SYSTEM

  The Company manages its two principal business segments with a management philosophy which it calls "Danaher Business System." The Danaher Business System is based on the following principles: (1) continuous improvement (a concept known by the Japanese word "Kaizen"), (2) management process based on Policy Deployment, (3) total associate involvement, (4) performance measured by customer satisfaction and (5) enhanced profitability. The Danaher Business System approach looks to the customer's satisfaction as a guideline for continuous improvements in quality, delivery, cost and growth within its businesses. The management process of Policy Deployment entails developing a one year operating plan that reflects the long-term strategic objectives of the Company. The purpose of this process is to link major objectives with specific support plans throughout the Company's organization. Danaher Business System's focus on associate involvement includes the concepts of creating a team working environment and encouraging personnel development and creativity. The Company's performance is measured in terms of customer satisfaction by its improvement of quality, on-time delivery, cost position and service. Finally, the Danaher Business System focuses on enhancing the profitability of the Company to allow for long term growth. The Company began employing the Danaher Business Systems in its core businesses in 1988 and created an executive level function to train associates of existing and acquired businesses in 1992.

                              RECENT DEVELOPMENTS

ACQUISITION OF PACIFIC SCIENTIFIC

  On March 9, 1998, the Company acquired Pacific Scientific, an international business that designs, manufacturers and markets motion control, process control and safety equipment. The purchase price of this acquisition was approximately $420 million in cash and approximately $60 million in assumed debt. The Company has included Pacific Scientific's businesses in its Process/Environmental Controls segment.

  Nearly half of Pacific Scientific's sales consists of electric motors, drives and controls. These electric motors and controls are sold primarily to original equipment manufacturers who incorporate them into a wide variety of products. Pacific Scientific motors are used in factory automation, medical, printing, plastic extrusion and molding, paper converting, vending, textile, aerospace, fitness and many other types of equipment. Pacific Scientific's process control products include devices to measure particles in liquids, vacuums and gases; and power quality devices used by electric utility companies. Safety equipment includes mainly fire detection and suppression equipment, crew restraints, flight control and pyrotechnic devices used in the aviation and aerospace industry.

  For further information about the Pacific Scientific acquisition, including historical and pro forma financial statements, see Danaher's Current Report on Form 8-K dated March 9, 1998, incorporated by reference in this Prospectus.

ACQUISITION OF FLUKE CORPORATION

  Effective as of July 9, 1998, the Company acquired Fluke in a merger transaction in which Fluke became a wholly owned subsidiary of the Company. The Company issued an aggregate of 17,785,122 shares of its common stock to acquire Fluke (including cancellation of Fluke stock options). The Company has included Fluke's business in its Process/Environmental Controls segment. The Fluke merger was accounted for under the pooling-of-interest method of accounting.

  Fluke is engaged in the design, manufacture and marketing of compact professional electronic test tools. Fluke's principal products are portable instruments that measure voltage, current, power quality, frequency, temperature, pressure and other key functional parameters of electronic equipment. Fluke, a company with a net income for the year ended April 24, 1998 of $27,738,000, has approximately 2,500 employees worldwide and distributes its products in over 100 countries.

  For additional information regarding the Fluke acquisition, including historical and pro forma financial statements, see Danaher's Current Report on Form 8-K dated July 9, 1998 (as amended by Form 8-K/A, filed with the SEC on October 16, 1998), incorporated by reference in this Prospectus.

                                USE OF PROCEEDS

  The proceeds of this offering will be used to repay a substantial portion of the borrowings incurred to fund the Pacific Scientific acquisition. These borrowings were incurred under the Company's uncommitted lines of credit. That financing bears interest at variable margins above the opening Federal Funds Rate and is due upon the demand of the lender. The rate for these borrowings at October 1, 1998 was 5.375%.

                                CAPITALIZATION

  The following table sets forth the Company's consolidated capitalization (including short-term debt) at September 25, 1998 and as adjusted to give effect to the issuance by the Company of the Offered Securities offered hereby and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                AT SEPTEMBER 25, 1998
                                             ----------------------------
                                                           AS ADJUSTED
                                             HISTORICAL  FOR THE OFFERING
                                             ----------  ----------------
                                                (Dollars in Millions)
Short-term debt............................. $    215.8  $           32.7
                                             ----------  ----------------
Long-term debt
 Offered Securities offered hereby..........        --              200.0
 Other long-term debt.......................      330.3             313.4
                                             ----------  ----------------
  Total long-term debt......................      330.3             513.4
Shareholders' equity........................    1,286.9           1,286.9
                                             ----------  ----------------
  Total capitalization (including short-term
   debt).................................... $  1,833.0  $        1,833.0
                                             ==========  ================
Total debt to total capitalization (includ-
 ing short-term debt).......................      29.79%            29.79%

                            SELECTED FINANCIAL DATA

  The following financial information should be read in conjunction with the Company's historical financial statements, which have been restated to include Fluke under the pooling-of-interests method, and notes thereto for each of the five years for the period ended December 31, 1997.

                                        YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                              1997       1996      1995      1994       1993
                            ---------  --------  --------  ---------  ---------
                                         (Dollars in Millions)
INCOME STATEMENT DATA:
Net sales:
  Tools and Components....  $ 1,192.8  $1,103.4  $1,005.0  $   810.0  $   693.2
  Process/Environmental
   Controls...............    1,299.2   1,129.8     894.5      676.7      564.4
                            ---------  --------  --------  ---------  ---------
    Total net sales.......    2,492.0   2,233.2   1,899.5    1,486.7    1,257.6
Operating income:
  Tools and Components....      144.4     128.1     113.0       81.5       56.4
  Process/Environmental
   Controls...............      171.1     153.5     116.5       80.0       56.9
  Other...................      (14.5)    (14.2)    (13.5)     (13.7)     (12.1)
                            ---------  --------  --------  ---------  ---------
    Total operating
     income...............      301.1     267.4     216.0      147.8      101.2
Income from continuing
 operations before
 discontinued operations
 and cumulative effect of
 accounting changes.......      176.6     154.4     128.3       86.4       56.4
Net income................      176.6     234.2     130.8       95.7       62.2
BALANCE SHEET DATA (AT END
 OF PERIOD):
Working capital
 (deficit)................  $   251.8  $  221.6  $  195.0  $    78.8  $   139.2
Total assets..............    2,183.9   2,046.7   1,756.0    1,343.9    1,110.7
Total debt................      199.0     239.9     294.5      204.4      152.7
Shareholders' equity......    1,139.2   1,005.7     772.4      629.8      517.3
OTHER DATA:
Capital expenditures......  $    86.9  $   64.0  $   72.1  $    50.9  $    49.4
Depreciation..............       67.9      62.0      61.4       48.8       45.0
Ratio of earnings to fixed
 charges..................      14.25     11.18     13.50      15.01       8.72
Total debt to total
 capitalization...........      14.87%    19.26%    27.61%     24.51%     22.79%

  The following table sets forth unaudited summary historical financial information for Danaher (which has been restated to include Fluke under the pooling-of-interests method) for the nine-month periods ended September 25, 1998 and September 26, 1997.

                                                 NINE MONTHS ENDED SEPTEMBER
                                                 ------------------------------
                                                     1998             1997
                                                 -------------    -------------
                                                    (Dollars in Millions)
INCOME STATEMENT DATA:
Net sales....................................... $     2,107.5    $     1,816.7
Operating income................................         265.0            215.3
Net income......................................         124.9(1)         125.9
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital................................. $        73.7    $       202.8
Total assets....................................       2,771.2          2,220.8
Total debt......................................         546.1            220.4
Shareholders' equity............................       1,286.9          1,087.3
OTHER DATA:
Capital expenditures............................ $        66.5    $        53.8
Depreciation and amortization...................          79.3             67.8
Ratio of earnings to fixed charges..............         10.11            13.47
Total debt to total capitalization..............         29.79%           16.85%

--------

(1) Includes $28.6 million after-tax expenses associated with the Fluke transaction.

                     DESCRIPTION OF THE OFFERED SECURITIES

GENERAL

  The Offered Securities will be issued pursuant to an Indenture, dated as of
         , 1998 (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). The terms of the Offered Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Offered Securities are subject to all such terms, and holders of such Offered Securities ("Holders") are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Wherever particular Sections, Articles or defined terms of the Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning given in the Indenture. Copies of the proposed form of Indenture have been filed as an exhibit to the Registration Statement of which this Prospectus is a part and are available as set forth above under "Available Information."

RANKING

  The Offered Securities will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other senior unsecured obligations of the Company, including the Company's obligations under the Credit Agreement and certain note agreements governing an aggregate of approximately $130 million of senior notes due in 1999 and 2003, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company.

  Since the Company is a holding company, the right of the Company, and hence the rights of creditors and shareholders of the Company, to participate in any distribution of assets of any Subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the Subsidiary, except to the extent that claims of the Company as a creditor of the Subsidiary may be recognized.

PRINCIPAL, MATURITY AND INTEREST

  The Offered Securities will be limited in aggregate principal amount to $200
million, which will mature on        , 2008. Interest on the Offered
Securities will accrue at the rate of     % per annum and will be payable
semi-annually in arrears on            and           , commencing on
          , 1999, to Holders of record on the immediately preceding
and           . Interest on the Offered Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Offered Securities will be payable at the office or agency of the Company maintained for such purpose within the City and the State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Offered Securities at their respective addresses set forth in the register of Holders of Offered Securities; provided that all payments of principal, premium, if any, and interest with respect to Offered Securities, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Offered Securities will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Offered Securities will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (a) 100% of the principal amount to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as hereinafter
defined) plus    basis points, together in all cases with accrued interest on the principal amount being redeemed to the redemption date.

  The term "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Offered Securities. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

  The term "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (b) if such release (or any successor release) is not published or does not contain such prices on such business day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

  The term "Reference Treasury Dealer" means each of Salomon Smith Barney Inc., Chase Securities Inc., First Chicago Capital Markets, Inc. and Lehman Brothers Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

  The term "Remaining Scheduled Payments" means the remaining scheduled payments of the principal of the Offered Securities to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such Offered Securities, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

  The term "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each Holder of the Offered Securities to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Offered Securities or portions thereof called for redemption.

  There will be no mandatory sinking fund payments for the Offered Securities.

CERTAIN COVENANTS

  LIMITATION ON SECURED DEBT

  The Company will not, and will not permit any Subsidiary to, create, assume, or guarantee any Secured Debt without making effective provision for securing the Offered Securities equally and ratably with such

Secured Debt. This covenant does not apply to debt secured by (i) purchase money mortgages created to secure payment for the acquisition or construction of any property including, but not limited to, any indebtedness incurred by the Company or a Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on such property, (ii) mortgages, pledges, liens, security interest or encumbrances (collectively referred to herein as "security interests") on property, or any conditional sales agreement or any title retention with respect to property, existing at the time of acquisition thereof, whether or not assumed by the Company or a Subsidiary, (iii) security interests on property or shares of capital stock or indebtedness of any corporation or firm existing at the time such corporation or firm becomes a Subsidiary, (iv) security interests in property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Subsidiary, provided that no such security interests shall extend to any other Principal Property of the Company or such Subsidiary prior to such acquisition or to other Principal Property thereafter acquired other than additions or improvements to the acquired property, (v) security interests on property of the Company or a Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue type) in order to permit the Company or any Subsidiary to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license, (vi) security interests on any property or assets of any Subsidiary to secure indebtedness owing by it to the Company or to another Subsidiary, (vii) any mechanics', materialmen's, carriers' or other similar lien arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not yet due or which are being contested in good faith, (viii) any security interest for taxes, assessments or government charges or levies not yet delinquent, or already delinquent, but the validity of which is being contested in good faith, (ix) any security interest arising in connection with legal proceedings being contested in good faith, including any judgment lien so long as execution thereof is being stayed, (x) landlords' liens on fixtures located on premises leased by the Company or a Subsidiary in the ordinary course of business, or (xi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (i) to (x) inclusive.

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

  The Indenture provides that the Company will not, and will not permit any Subsidiary to, enter any lease longer than three years (excluding leases of newly acquired, improved or constructed property) covering any Principal Property of the Company or any Subsidiary that is sold to any other person in connection with such lease (a "Sale and Leaseback Transaction"), unless either
(a) the Company or such Subsidiary would be entitled, without equally and ratably securing the Offered Securities, to incur indebtedness secured by a mortgage on the Principal Property leased pursuant to clauses (i) through (xi) under "Limitation on Secured Debt" or (b) an amount equal to the value of the Principal Property so leased is applied to the retirement, within 120 days of the effective date of such arrangement, of indebtedness for borrowed money incurred or assumed by the Company or a Subsidiary which is recorded as Funded Debt (defined to include the Offered Securities and other long-term indebtedness of the Company or any Subsidiary) as shown on the most recent consolidated balance sheet of the Company and which in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the prior payment of the Offered Securities.

  EXEMPTED INDEBTEDNESS

  Notwithstanding the limitations on Secured Debt and Sale and Leaseback Transactions described above, the Company and any one or more Subsidiaries may, without securing the Offered Securities, issue, assume, or guarantee Secured Debt or enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of such Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) and the Attributable Debt of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions in connection with clauses (a) or (b) of the preceding paragraph) at such time does not exceed 15% of Consolidated Net Assets.

  CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  The term "Attributable Debt", in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  The term "Consolidated Assets" means the aggregate of all assets of the Company and its Subsidiaries (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP), appearing on the most recent available consolidated balance sheet of the Company and its Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves, all prepared in accordance with GAAP.

  The term "Consolidated Current Liabilities" means the aggregate of the current liabilities of the Company and its Subsidiaries appearing on the most recent available consolidated balance sheet of the Company and its Subsidiaries, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of the Company and its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of the Company or any Subsidiary for a term in excess of 12 months from the date of determination.

  The term "Consolidated Net Assets" means Consolidated Assets after deduction of Consolidated Current Liabilities.

  The term "Credit Agreement" means that certain Credit Agreement, dated as of September 7, 1990 by and among Danaher Corporation, the Financial Institutions listed on the signature pages thereof and Bankers Trust Company as Agent, providing for up to $250,000,000 of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  The term "Funded Debt" means all indebtedness for money borrowed having a maturity of more than twelve months from the date of the most recent consolidated balance sheet of the Company and its Subsidiaries or renewable and extendable beyond twelve months at the option of the borrower and all obligations in respect of lease rentals which under GAAP would be shown on the consolidated balance sheet of the Company as a liability item other than a current liability; provided, however, that Funded Debt shall not include any of the foregoing to the extent that such indebtedness or obligations are not required by GAAP to be shown on the balance sheet of the Company.

  The term "Principal Property" means any manufacturing plant, warehouse, office building or parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by the Company or any Subsidiary, whether owned on the date of the Indenture or thereafter, provided each such plant, warehouse, office building or parcel of real property has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of two percent of the Consolidated Net Assets of the Company and the Subsidiaries, other than any such plant, warehouse, office building or parcel of real property or portion thereof which, in the opinion of the Board of Directors of the Company (evidenced by a certified Board Resolution delivered to the Trustee), is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

  The term "Secured Debt" means Indebtedness for borrowed money and any Funded Debt which is secured by a security interest in (a) any Principal Property or
(b) any shares of capital stock or Indebtedness of any Subsidiary.

  The term "Subsidiary" means any corporation with more than 50% of the outstanding voting stock of which is at the time owned, directly or indirectly, by the Company and/or one or more of its other Subsidiaries.

  MERGER

  The Indenture provides that the Company may, without the consent of the Holders, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into any other corporation, provided that, among other things, in any such case, (i) the successor entity shall be a corporation, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and such entity shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the Offered Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such entity; and (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

  Other than the covenants described above, the Indenture does not contain any covenants or other provisions designed to afford Holders of the Offered Securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving the Company.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Offered Securities ("Legal Defeasance") except for (i) the rights of Holders of outstanding Offered Securities to receive payments in respect of the principal of, premium, if any, and interest on such Offered Securities when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Offered Securities concerning issuing temporary Offered Securities, registration of Offered Securities, mutilated, destroyed, lost or stolen Offered Securities and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Offered Securities. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Offered Securities.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Offered Securities, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Offered Securities on the stated maturity or on the redemption date, as the case may be, and the Company must specify whether the Offered Securities are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Offered Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Offered Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Offered Securities over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(viii) the Company must deliver to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Offered Securities in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Offered Security selected for redemption. Also, the Company is not required to transfer or exchange any Offered Security for a period of 15 days before a selection of Offered Securities to be redeemed.

  The registered Holder of Offered Securities will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Offered Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Offered Securities then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Offered Securities), and any existing default or compliance with any provision of the Indenture or the Offered Securities may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Offered Securities (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Offered Securities).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Offered Securities held by a non-consenting Holder): (i) reduce the principal amount of Offered Securities whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Offered Security or alter the provisions with respect to the redemption of the Offered Securities, (iii) reduce the rate of or extend the time for payment of interest on any Offered Security, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Offered Securities (except a rescission of acceleration of the Offered Securities by the Holders of at least a majority in aggregate principal amount of the Offered Securities and a waiver of the payment default that resulted from such acceleration), (v) make any Offered Security payable in money other than that stated in the Offered Securities,
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Offered Securities to receive payments of principal of or premium, if any, or interest on the Offered Securities, (vii) waive a redemption payment with respect to any Offered Security or (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Offered Securities, the Company and the Trustee may amend or supplement the Indenture or the Offered Securities to, among other things, cure any ambiguity, defect or inconsistency, to provide for uncertificated Offered Securities in addition to or in place of certificated Offered Securities, to provide for the assumption of the Company's obligations to Holders of Offered Securities in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Offered Securities or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

EVENTS OF DEFAULT

  As to the Offered Securities, an Event of Default is defined in the Indenture as being: (a) default for 30 days in payment of any interest on the Offered Securities; (b) failure to pay principal or premium with respect to the Offered Securities, if any, when due; (c) failure to observe or perform any other covenant in the Indenture or the Offered Securities (other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with in the section of the Indenture governing Events of Default), if such failure continues for 90 days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Offered Securities then outstanding; (d) certain events of bankruptcy, insolvency, receivership or reorganization; or (e) any other Event of Default provided with respect to the Offered Securities. The Trustee or the Holders of 25% in aggregate principal amount of the outstanding Offered Securities may declare the Offered Securities immediately due and payable upon the occurrence of any Event of Default (after expiration of any applicable grace period); in certain cases, the Holders of a majority in principal amount of the Offered Securities then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest.

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default which is continuing, give to the Holders of such Offered Securities notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal (or premium, if any) or interest on any of the Offered Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding notice is in the interest of the Offered Security Holders.

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of the outstanding Offered Securities unless such Holders shall have offered to the Trustee reasonable indemnity. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has a right to receipt of principal, premium, if any, and interest (subject to certain limitations with respect to defaulted interest) on their due dates or to institute suit for the enforcement thereof.

  So long as the Offered Securities remain outstanding the Company will be required to furnish annually to the Trustee an Officer's Certificate stating whether, to the best of the knowledge of the signers, the Company is in default under any of the provisions of the Indenture, and specifying all such defaults, and the nature thereof, of which they have knowledge. The Company will also be required to furnish to the Trustee copies of certain reports filed by the Company with the SEC.

  The Holders of a majority in principal amount of the outstanding Offered Securities will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the Trustee, or exercising any power or trust conferred on the Trustee, provided that such direction shall be in accordance with law and the provisions of the Indenture, and, provided, further, that the Trustee may decline to follow any such direction if the Trustee in good faith shall, by a responsible officer of the Trustee, determine that the proceeding would involve the Trustee in personal liability. The Trustee will be under no obligation to act in accordance with such direction unless such Holders shall have offered the Trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.

DEPOSITORY PROCEDURES

  Except as set forth in the next paragraph, the Offered Securities will initially be issued in the form of one or more Global Securities (the "Global Securities"). The Global Securities will be deposited on the date of the closing of the sale of the Offered Securities offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Securities Holder").

  DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  The Company expects that pursuant to procedures established by DTC, (i) upon deposit of the Global Securities, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Securities and (ii) ownership of such interests in the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Securities). Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Offered Securities evidenced by the Global Securities will be limited to such extent.

  So long as the Global Securities Holder is the registered owner of any Offered Securities, the Global Securities Holder will be considered the sole Holder under the Indenture of any Offered Securities evidenced by the Global Securities. Beneficial owners of Offered Securities evidenced by the Global Securities will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Offered Securities.

  Payments in respect of the principal of, premium, if any, and interest, if any, on any Offered Securities registered in the name of the Global Securities Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Securities Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Offered Securities, including Global Securities, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Offered Securities. The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Participants and Indirect Participants to the beneficial owners of Offered Securities will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in a Global Security may, upon the request to the Trustee, exchange such beneficial interest for Offered Securities in the form of certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Offered Securities in the form of certificated securities under the Indenture, then, upon surrender by the Global Securities Holder of its Global Securities, Offered Securities in such form will be issued to each person that the Global Securities Holder and DTC identify as being the beneficial owner of the related Offered Securities.

  Neither the Company nor the Trustee will be liable for any delay by the Global Securities Holder or DTC in identifying the beneficial owners of Offered Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Securities Holder or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Offered Securities represented by the Global Security (including principal, premium, if any, and interest) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Securities Holder. With respect to certificated securities, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated securities will also be settled in immediately available funds.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Offered Securities set forth opposite its name below:

                                                             PRINCIPAL AMOUNT OF
                        UNDERWRITER                           OFFERED SECURITES
                        -----------                          -------------------
Salomon Smith Barney Inc....................................    $
Chase Securities Inc. ......................................
First Chicago Capital Markets, Inc. ........................
Lehman Brothers Inc.........................................
                                                                ------------
  Total.....................................................    $200,000,000
                                                                ============

  The Company has been advised by the Underwriters that they propose initially to offer the Offered Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of     % of the principal amount of the
Offered Securities. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of     % of the principal amount of the Offered
Securities to certain other dealers.

  In connection with this offering, certain Underwriters and their affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Offered Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Offered Securities for the purpose of stabilizing their market price. The Underwriters may also create a short position for the account of the Underwriters by selling more of the Offered Securities in connection with the offering than they are committed to purchase from the Company, and in such case may purchase the Offered Securities in the open market following completion of the offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Offered Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

  The Company does not presently intend to list the Offered Securities on any exchange. The Company has been advised by the Underwriters that they intend to make a market in the Offered Securities but that they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Securities.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

  In the ordinary course of their respective business, the Underwriters and their respective affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the Company. In addition, the Trustee under the Indenture is an affiliate of First Chicago Capital Markets, Inc., one of the Underwriters.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements, including statements concerning possible or assumed future results of operations of Danaher, including without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, the Company claims the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Investors should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of Danaher, and could cause those results to differ materially from those expressed in such forward-looking statements: changes in Danaher's longstanding relationship with major customers; the extent to which acquired businesses are able to meet Danaher's expectations and operate profitably; changes in regulations which could affect demand for products and unanticipated developments that could occur with respect to contingencies such as environmental matters and litigation; materially adverse changes in economic conditions in the markets served by Danaher or in the economy in general; greater than expected costs or difficulties related to the integration of the businesses acquired by Danaher; and other risks and uncertainties as may be detailed from time to time in Danaher's public announcements and SEC filings.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon on behalf of the Company by Wilmer, Cutler & Pickering, Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Chicago, Illinois.

                                    EXPERTS

  The audited financial statements and schedule incorporated in this Prospectus by reference to the Current Report on Form 8-K dated July 9, 1998 (filed September 14, 1998), as amended by Form 8-K/A filed with the SEC on October 16, 1998, to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and have been incorporated in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports. The financial statements of Pacific Scientific, incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, dated March 9, 1998, have been so audited by Deloitte & Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Fluke incorporated by reference to the Current Report on Form 8-K of the Company dated July 9, 1998 (as amended by Form 8-K/A filed with the SEC on October 16, 1998), have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                                  -----------


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain
 Documents by Reference....................................................   3
The Company................................................................   3
Recent Developments........................................................   5
Use of Proceeds............................................................   6
Capitalization.............................................................   6
Selected Financial Data....................................................   7
Description of the Offered
 Securities................................................................   9
Underwriting...............................................................  18
Forward-Looking Statements.................................................  19
Legal Matters..............................................................  19
Experts....................................................................  19

================================================================================

================================================================================



                               $200,000,000

                              DANAHER CORPORATION

                                   % NOTES DUE 2008

                                    -------

                              P R O S P E C T U S

                                        , 1998

                                    -------

                             SALOMON SMITH BARNEY

                             CHASE SECURITIES INC.

FIRST CHICAGO CAPITAL MARKETS, INC.

                                LEHMAN BROTHERS

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an estimate of the Registrant's expenses in connection with the issuance of the Offered Securities that are the subject of this Registration Statement:

       Securities and Exchange Commission registration fee..........  $ 88,500
       Trustee fees and expenses....................................     5,000
       Fees of rating agencies......................................   150,000
       Legal fees and expenses......................................   115,000
       Printing costs...............................................    30,000
       Blue Sky expenses (including counsel fees)...................     7,500
       Accounting fees and expenses.................................    15,000
       Miscellaneous................................................     9,000
                                                                      --------
       Total .......................................................  $420,000
                                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

  Article Ten of the Company's Certificate of Incorporation provides that the Company will indemnify its directors and officer to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. Article Eight of the Company's Bylaws provides that the Company will indemnify directors, officers, employees or agents of the Company in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conducts was unlawful. For derivative claims, Article Eight of the Company Bylaws provides that the

Company will indemnify directors, officers, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


ITEM 16. EXHIBITS

EXHIBIT
NUMBER   EXHIBIT DESCRIPTION
-------  -------------------
 1       Form of Underwriting Agreement*
 4       Form of Indenture between the Company and The First National Bank of
         Chicago, as Trustee, relating to the Offered Securities*
 5       Opinion of Wilmer, Cutler & Pickering as to the validity of the Offered Securities*
12       Statement of Computation of Earnings to Fixed Charges
23.1     Consent of Arthur Andersen LLP
23.2     Consent of Deloitte & Touche LLP
23.3     Consent of Ernst & Young LLP
23.4     Consent of Wilmer, Cutler & Pickering (included in Exhibit 5)*
24       Power of Attorney*
25       Statement of Eligibility of The First National Bank of Chicago under the Trust Indenture Act of
         1939 on Form T-1 relating to the Indenture*

----------------

*Previously filed

                                 UNDERTAKINGS

The Registrant hereby undertakes:

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURE OF REGISTRANT

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on October 16, 1998.

                                   DANAHER CORPORATION

                                   By: /s/ Patrick W. Allender
                                      ---------------------
                                       Patrick W. Allender
                                       Senior Vice President
                                       Chief Financial Officer

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                       PRINCIPAL EXECUTIVE OFFICER:

                                                 *
                                       ---------------------------------------
                                          George M. Sherman
                                          President and Chief Executive
                                          Officer

                                       PRINCIPAL FINANCIAL OFFICER:

                                      /s/ Patrick W. Allender
                                       ---------------------------------------
                                          Patrick W. Allender
                                          Senior Vice President and Chief
                                          Financial Officer

                                       PRINCIPAL ACCOUNTING OFFICER:

                                      /s/ C. Scott Brannan
                                       ---------------------------------------
                                          C. Scott Brannan
                                          Controller

A MAJORITY OF THE BOARD OF DIRECTORS:

Mortimer M. Caplin*
Donald J. Ehrlich*
Walter G. Lohr, Jr.*
Mitchell P. Rales*
Steven M. Rales*
George M. Sherman*
A. Emmet Stephenson, Jr.*

*By /s/ C. Scott Brannan
  -------------------------

C. Scott Brannan
Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER   EXHIBIT DESCRIPTION
-------  -------------------
 1       Form of Underwriting Agreement*
 4       Form of Indenture between the Company and The First National Bank of
         Chicago, as Trustee, relating to the Offered Securities*
 5       Opinion of Wilmer, Cutler & Pickering as to the validity of the Offered Securities*
12       Statement of Computation of Earnings to Fixed Charges
23.1     Consent of Arthur Andersen LLP
23.2     Consent of Deloitte & Touche LLP
23.3     Consent of Ernst & Young LLP
23.4     Consent of Wilmer, Cutler & Pickering (included in Exhibit 5)*
24       Power of Attorney*
25       Statement of Eligibility of The First National Bank of Chicago under the Trust Indenture Act of
         1939 on Form T-1 relating to the Indenture*

----------------

*Previously filed